Exhibit 99.3

Acquisition of WesternGeco Minority Interest

On April 28, 2006 Schlumberger acquired the 30% minority interest in WesternGeco from Baker Hughes Inc. for $2.4 billion in cash. Schlumberger also incurred direct acquisition costs of $6 million in connection with this transaction. As a result of this transaction, Schlumberger owns 100% of WesternGeco. Approximately 50% of the purchase price was funded from Schlumberger cash and investments. The remaining 50% was financed through existing Schlumberger credit facilities.

The purchase price has been allocated to the proportionate share of net assets acquired based upon their estimated fair values. In doing so the following items were considered:

Technology, Customer Relationships, and Other Identifiable Intangible Assets

Approximately $495 million of the purchase price was allocated to technology (primarily representing WesternGeco proprietary Q technology), customer relationships, and other identifiable intangible assets. Amortization expense in the second quarter of 2006 relating to these items was approximately $5 million and is expected to be approximately $8 million per quarter commencing in the third quarter of 2006.

Vessels and Other Fixed Assets

Approximately $94 million of the purchase price was recorded as a fair value adjustment to increase the carrying value of WesternGeco vessels and other fixed assets. In analyzing the fair value of the vessels it was determined that the remaining estimated useful lives of these assets exceeded the remaining estimated life currently being used to calculate depreciation expense. Therefore, the estimated remaining useful lives of the vessels were extended an additional 4 years (on a weighted average basis) as of the date of the acquisition. The impact of the fair value adjustments for all fixed assets, combined with the change in estimate regarding the depreciable lives of the vessels, resulted in a net reduction of approximately $0.5 million in depreciation expense in the second quarter of 2006. These adjustments are currently estimated to result in a net reduction in depreciation expense of $0.8 million per quarter commencing in the third quarter of 2006.

Multiclient Seismic Data

The carrying value of the Multiclient library immediately after the acquisition increased to $243 million from $202 million, reflecting the impact of a $41 million fair value adjustment. These capitalized costs will be charged to “Cost of goods sold and services” based on the percentage of the total costs on the balance sheet to the estimated total revenue that Schlumberger expects to receive from the sales of such data. Schlumberger policy has been that, under no circumstance will an individual survey carry a net book value greater than a 4-year straight-line amortized value. After consideration of the estimated number of future years that revenues are expected to be derived from the Multiclient seismic data at the time of the acquisition, Schlumberger concluded that the remaining minimum amortization period should be 3 years for all surveys in the Multiclient seismic library at the time of the transaction, effectively resetting the amortization period. Therefore, the $243 million of capitalized Multiclient seismic data costs will be charged to expense over a period no longer than the next 3 years. Surveys comprising the $202 million of Multiclient seismic data costs prior to this transaction had a weighted average remaining life for purposes of computing the minimum amortization of approximately 1.8 years. Given the current emphasis on requiring Multiclient projects to be significantly prefunded before the project commences, Schlumberger currently estimates that the majority of revenues to be derived from sales of new surveys will be achieved within a 4-year period. Therefore, Schlumberger will continue its policy that under no circumstance will an individual survey carry a net book value greater than a 4-year straight-line amortized value for all surveys added to the library after this transaction.

The net impact of the $41 million fair value adjustment combined with the resetting of the minimum amortization period resulted in an approximately $9 million net reduction in Multiclient amortization expense in the second quarter of 2006 as compared to what Multiclient amortization expense would have been had this transaction not been consummated. These adjustments are currently estimated to result in a net reduction in Multiclient amortization expense of approximately $10 million and $9 million in the third and fourth quarters of 2006, respectively.

Goodwill

The total amount of goodwill recorded as a result of this transaction is approximately $1.3 billion.

Impact of Transaction on Schlumberger Second-Quarter Results

(amounts in millions)
WesternGeco net income for May & June 2006 (before purchase accounting adjustments)	$99

30% of WesternGeco net income for May & June	30
Incremental depreciation and amortization as a result of fair value adjustments (after-tax)	(6)
Impact of changes in estimate regarding vessel lives and multiclient amortization (after-tax)	8
Net interest impact of transaction (after-tax)	(15)

Accretive impact on Schlumberger Q2 net income	$17

As illustrated in the table above, excluding the impact of one-time charges relating to this transaction of $21 million for in-process research and development and the $9 million for liquidating certain investments in connection with the financing of this transaction, this acquisition was accretive to Schlumberger net income in Q2 (even before the impact of the changes in estimates regarding the vessels and multiclient library). This transaction is expected to remain accretive for the rest of 2006.

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This document contains forward looking statements, which include any statements that are not historical facts, such as our expectations regarding amortization expense, depreciation expense, policies regarding the net book value of individual surveys and accretion. These statements involve risks and uncertainties, including, but not limited to, those described in our most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.